Exhibit 10.17 Execution Copy

FOURTEENTH AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

FOURTEENTH AMENDMENT, dated as of January 31, 2008 to the Amended and Restated Loan and Security Agreement, dated as of May 22, 2000, among HWC Wire & Cable Company (formerly known as Houston Wire & Cable Company) (“Borrower”), the lenders or lender named therein (“Lenders”) and Bank of America, N.A. (“Bank of America”) as successor-in-interest to Fleet Capital Corporation, as agent for said Lenders (Bank of America, in such capacity, “Agent”).  Said Amended and Restated Loan and Security Agreement, as amended by a certain First Amendment to Amended and Restated Loan and Security Agreement by and among Borrower, Lenders and Agent dated as of July 13, 2000, by a certain Second Amendment to Amended and Restated Loan and Security Agreement by and among Borrower, Lenders and Agent dated May 30, 2001, by a certain Third Amendment to Amended and Restated Loan and Security Agreement by and among Borrower, Lenders and Agent dated October 22, 2001, by a certain Fourth Amendment to Amended and Restated Loan and Security Agreement by and among Borrower, Lenders and Agent dated December 31, 2002, by a certain Fifth Amendment to Amended and Restated Loan and Security Agreement by and among Borrower, Lenders and Agent dated November 19, 2003, by a certain Sixth Amended to Amended and Restated Loan and Security Agreement dated as of May 26, 2005 by and among Borrower, Lenders and Agent, by a certain Seventh Amendment to Amended and Restated Loan and Security Agreement dated December 14, 2005 by and among Borrower, Agent and Lenders, by a certain Eighth Amendment to Amended and Restated Loan and Security Agreement dated December 30, 2005 by and among Borrower, Agent and Lenders, by a certain Ninth Amendment to Amended and Restated Loan and Security Agreement dated May 23, 2006 by and among Borrower, Agent and Lenders, by a certain Tenth Amendment to Amended and Restated Loan and Security Agreement dated as of November 3, 2006 by and among Borrower, Agent and Lenders, by a certain Eleventh Amendment to Amendment of Restated Loan and Security Agreement dated as of July 31, 2007 by and among Borrower, Agent and Lenders, by a certain Twelfth Amendment to Amended and Restated Loan and Security Agreement dated August 3, 2007 by and among Borrower, Agent and Lenders and by a certain Thirteenth Amendment to Amended and Restated Loan and Security Agreement dated as of September 28, 2007 by and among Borrower, Agent and Lenders and as it may be further amended, is hereinafter referred to as the “Loan Agreement.”  The terms used herein and not otherwise defined shall have the meanings attributed to them in the Loan Agreement.  References to Agent and/or any Lender shall include Agent’s or such Lender’s predecessor(s)-in-interest.

WHEREAS, Lenders, Agent and Borrower desire to make certain amendments and modifications to the Loan Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and contained in the Loan Agreement, the parties hereto hereby agree as follows:

1.           Amended and Additional Definitions.  The following definitions of “Fourteenth Amendment” and “Fourteenth Amendment Effective Date” are hereby inserted into Appendix A to the Loan Agreement.  The definition of “Borrowing Base” contained in Appendix A to the Loan Agreement is hereby deleted and the following is inserted in its stead:

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“Borrowing Base – as at any date of determination thereof, an amount equal to the lesser of:

(i)           the Maximum Revolving Loan at such date; or

(ii)           an amount equal to:

(a)           up to eighty-five percent (85%) of the net amount of Eligible Accounts outstanding at such date;

PLUS

(b)           the Effective Inventory Advance Rate multiplied by the value of Eligible Inventory at such date calculated on the basis of the lower of cost or market with the cost of raw materials and finished goods calculated on a first-in, first-out basis;

MINUS (subtract from the lesser of (i) or (ii) above)

(iii)           an amount equal to the sum of (a) any amount which Agent reasonably expects it may be obligated to pay in the future for the account of Borrower, plus (b) the amount of any reserve established by Agent pursuant to Section 1.1.1, plus (c) the LC Amount.

For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less, to the extent not already deducted in the calculation of Eligible Accounts, any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.  Further, the value of Eligible Inventory shall be adjusted as of each date of calculation to reflect decreases in the Comex market price of copper as reported on the London Metals Exchange, but only to the extent that such decrease would result in a value less than current book value.

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Fourteenth Amendment – that certain Fourteenth Amendment to Amended and Restated Loan and Security Agreement dated as of January 31, 2008 by and among Borrower, Agent and Lenders.

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Fourteenth Amendment Effective Date – the date on which the conditions precedent to the effectiveness of the Fourteenth Amendment are satisfied.”

2.           Distribution.  Subsection 8.2.7 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“8.2.7      Distributions.  Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions, except that:

(a)           Subsidiaries of Borrower may make Distributions to Borrower with respect to their common Stock;

(b)           Borrower may pay dividends to Guarantor in an amount sufficient to maintain the corporate existence of Guarantor, to pay income taxes and to pay the reasonable out-of-pocket expenses of Guarantor and audit fees and expenses, not to exceed $100,000 per annum in the aggregate;

(c)           Borrower may pay dividends to Guarantor for further distribution to its stockholders in an amount not to exceed the lesser of (x) income taxes on phantom income incurred on the issuance of payment-in-kind notes with respect to the Guarantor Subordinated Debt or (y) $125,000 per year;

(d)           Borrower may pay dividends to Guarantor of up to $100,000 in each Fiscal Year to repurchase the capital stock of employees who die or terminate their employment with Borrower; and

(e)           Borrower may make Distributions to Guarantor to permit Guarantor to pay dividends on Guarantor’s common Stock so long as after giving effect to any such Distribution, (i) no Event of Default shall have occurred and is continuing, (ii) the aggregate amount of all such Distributions made within the most recently ended twelve month period plus the amount of the proposed Distribution does not exceed, within any twelve month period, $10,000,000, and (iii) Availability was or will not be less than $15,000,000 at any time within the 90 days immediately prior to the date of such Distribution or after giving effect to such Distribution and any pending Distribution for declared but unpaid dividends or common Stock repurchases.

(f)           On or prior to December 31, 2009, Borrower may make Distributions to Guarantor to permit Guarantor to make repurchases of, Guarantor’s common Stock so long as after giving Guarantors  effect to any such Distribution, (i) no Event of Default shall have occurred and is continuing, (ii) the aggregate amount of all such Distributions does not exceed $75,000,000, and (iii) Availability was or will not be less than $15,000,000 at any time within the 90 days immediately prior to the date of such Distribution or after giving effect to such Distribution and any pending Distributions for declared but unpaid dividends or common Stock repurchases.

3.           Financial Covenant.  Exhibit Q to the Loan Agreement is hereby deleted and Exhibit Q attached to this Fourteenth Amendment is hereby inserted in its stead.  The financial covenant contained in Exhibit Q to the Loan Agreement is hereby deleted and the following is inserted in its stead:

“EXHIBIT Q

FINANCIAL COVENANTS

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COVENANT

Fixed Charge Coverage Ratio- If Availability at any time within the most recently ended 90 day period is less than Fifteen Million Dollars ($15,000,000), (x) Borrower shall not permit the Fixed Charge Coverage Ratio for the most recently ended twelve month period ending on a March 31, June 30, September 30 or December 31 to be less than 1.10 to 1 and (y) Borrower shall not permit the Fixed Charge Coverage Ratio for the most recently ended fiscal quarter ending on March 31, June 30, September 30 or December 31 to be less than 2.00 to 1.”

4.           Fee.  In order to induce Bank of America, as a Lender, to enter into this Fourteenth Amendment, Borrower agrees to pay to Agent, for the benefit of Bank of America, as sole Lender, a fee in the amount of $20,000.  Said fee shall be due and payable and fully earned and non-refundable on the date hereof.

5.           Conditions Precedent.  This Fourteenth Amendment shall become effective upon satisfaction of each of the following conditions precedent:

(a)           Agent shall have received each of the following documents, each in form and substance acceptable to Agent:

(i)           Copy of this Fourteenth Amendment, duly executed by Borrower, Guarantor, Agent and each Lender; and

(ii)           Amended and Restated Revolving Credit Note in the form attached hereto and incorporated herein as Exhibit A-1 attached to this Fourteenth Amendment executed by Borrower.

(b)           Bank of America, as Agent and Lender, and The CIT Group/Business Credit, Inc. shall have executed and delivered to each other an Assignment and Acceptance Agreement pursuant to which The CIT Group/Business Credit, Inc. shall have assigned to Bank of America all of its rights, title and interest in its Loans and Revolving Loan Commitment.

The date on which all of the conditions precedent listed above are satisfied or waived is hereinafter referred to as the “Fourteenth Amendment Effective Date.”  After the Fourteenth Amendment Effective Date, Lenders shall deliver to Borrower the Revolving Credit Notes and Term Notes previously executed and delivered by Borrower to Lenders, which Notes shall be marked “Amended and Superceded.”

6.           Signature Block.  The signature block to the Loan Agreement is hereby amended to read as the signature block to this Fourteenth Amendment.

7.           Continuing Effect.  Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

8.           Governing Law.  This Fourteenth Amendment and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

9.           Counterparts.  This Fourteenth Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

10.           No Novation.  The amended and restated Revolving Credit Note to be delivered pursuant to this Fourteenth Amendment replaces and supercedes those certain promissory notes in the principal amount of $55,000,000 and $20,000,000, respectively, each dated September 27, 2007 (the “Original Notes”) and the execution and delivery of such amended and restated Revolving Credit Note shall not constitute (a) an extinguishment of the indebtedness of Borrower to the applicable Lender evidenced by the Original Notes or (b) a novation of any such indebtedness or any of the Original Notes.

(Signature Page Follows)

(Signature Page to Fourteenth Amendment to Amended and Restated
Loan and Security Agreement)

IN WITNESS WHEREOF, this Fourteenth Amendment has been duly executed as of the first day written above.

HWC WIRE & CABLE COMPANY, as Borrower		HOUSTON WIRE & CABLE COMPANY, as Guarantor

By:	/s/ Nicol G. Graham	By:	/s/ Charles A. Sorrentino
Name:	Nicol G. Graham	Name:	Charles A. Sorrentino
Title:	Vice President and Chief Financial Officer	Title:	President and Chief Executive Officer

BANK OF AMERICA, N.A., as Agent and a Lender

By:	/s/ Sandra J. Evans
Name:	Sandra J. Evans
Title:	Sr. Vice President

Revolving Loan Commitment:  $75,000,000

EXHIBIT A-1

AMENDED AND RESTATED REVOLVING CREDIT NOTE

$75,000,000	Amended and Restated
As of January 31, 2008
Chicago, Illinois

FOR VALUE RECEIVED, the undersigned, (hereinafter “Borrower”), hereby PROMISES TO PAY to the order of Bank of America, N.A., a national banking association (“Lender”), or its registered assigns, at the principal office of Bank of America, N.A., as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of Seventy-Five Million Dollars ($75,000,000), or such lesser principal amount as may be outstanding pursuant to the Loan Agreement (as hereinafter defined) with respect to the Revolving Credit Loan, together with interest on the unpaid principal amount of this Note outstanding from time to time.

This Note is one of the or, if applicable, the, Revolving Credit Notes referred to in, and issued pursuant to, that certain Amended and Restated Loan and Security Agreement dated as of May 22, 2000 by and among Borrower, the lender signatories thereto (including Lender) and Fleet Capital Corporation, the predecessor-in-interest to Bank of America, N.A. (“Bank of America”), as agent for such Lenders (Bank of America in such capacity “Agent”) (hereinafter amended from time to time, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement.  All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full.  All capitalized terms herein, unless otherwise defined, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement and, if not sooner paid in full, on the Commitment Termination Date, unless the term hereof is extended in accordance with the Loan Agreement.  Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan Agreement.

Upon and after the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

This Note shall be interpreted, governed by, and construed in accordance with, the internal laws of the State of Illinois.

HWC WIRE & CABLE COMPANY

By:
Name:
Title:

A-1-1